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                                                               Exhibit 10.1.13.a


June 15, 2000


Mr. David H. Biggs
896 Bollen Circle
Gardnerville, Nevada 89410


Dear David:

I am pleased to offer you some changes in the status in your exempt position of Vice-President, Chief Technical Officer for Telxon Corp. in The Woodlands, Texas office. Effective 15 June 2000, the terms of the agreement between you and Telxon are:

1. Starting on 7 August 2000, your bi-weekly salary will be $9,615.38, which equates to $250,000.00 annualized.

2.   You will continue to report to Ken Cassady, President & COO.

3. Telxon Corporation is in the process of revising its corporate incentive compensation program based on overall company profitability and increased revenue. As Vice-President, Chief Technical Officer, you would be eligible under such a plan, after final approval, for an annual incentive compensation opportunity of 35%.

4. You are eligible to receive a grant of 50,000 options under the Telxon Corporate Stock Option Plan, which options shall vest in equal amounts over a three year period from the initial grant date. The options are subject to the approval of the Chairman of the Board and the Compensation Committee of the Board of Directors.

5. You are eligible to participate in Telxon's insurance plans, including medical, dental, accident and life, upon hire. You are also eligible to participate in Telxon's profit sharing 401(k) plan during the next open enrollment period.

6. You are eligible for four weeks of vacation, annually. Your vacation allocation for calendar year 2000 will be pro-rated accordingly.

7. Your living expenses will continue to be covered in accordance with your original employment agreement, dated June 7, 1999.

8. You will receive a one-year severance ($250,000.00) in the event of a "Change-in Control" as defined in section 4.c.ii. of your original employment agreement, dated June 7, 1999.

9. You will receive a six-month severance ($125,000.000) if you should leave Telxon after 7 August 2001. The six-month severance will be paid only if you assist Telxon in finding and training a qualified replacement for Vice President, Chief Technical Officer.

10. You have discussed this position with Ken Cassady and understand the duties and responsibilities associated with it. It is Telxon's intention and expectation that you will fulfill those duties and responsibilities without violating any legal obligations you may have to your former employers.

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We look forward to the prospect of your continued relationship with Telxon
Corporation, David. Should you have any questions or need additional information, please contact me at (800) 800-8013, Extension 5815.

Sincerely,


/s/ Ken Cassady
Ken Cassady
President & COO


Enclosure

cc:    John Paxton
       Cecile Hickman
       Mitch Herrod


I accept the terms of this agreement.


Signature /s/ David H. Biggs.
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